UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2008

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2595 E. Bayshore Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

ITEM 8.01. OTHER EVENTS

The following announcement of unaudited financial results for the year ending December 31, 2007 was released on May 29, 2008:

TEKNOWLEDGE REPORTS FY 2007 RESULTS

PALO ALTO, Calif.—May 29, 2008—Teknowledge Corporation (Stock Symbol: TEKC.PK), a provider of software and services to transform business data into value, reports its unaudited financial results for the year ending December 31, 2007. The Company reports a net loss of $943,000, or $0.16 per diluted share, compared to a net loss of $1,197,000 or $0.21 per diluted share, in 2006. Operating income for the year ending December 31, 2007 includes a $1,050,000 gain on the sale of the TekPortal asset that was sold to Intuit in 2005.  This gain represents the amount released from escrow in February 2007.  Excluding this gain, there would have been an operating loss of $2,092,000, or $0.36 per diluted share, for the year ending December 31, 2007.

Revenue for 2007 was $1,521,000, compared to $2,930,000 in 2006. Commercial revenues were $513,000 in 2007 versus $1,985,000 in 2006. Commercial revenue in 2006 included patent license revenue of $1,000,000.  Revenue from contract R&D customers in 2007 was $1,008,000 versus $946,000 in 2006, an increase of 7%. This difference is due primarily to revenue on contracts that were awarded in the last half of 2007. The Company continues to compete for and attempt to negotiate new R&D contracts.

Cost of revenues 2007 was $1,095,000 versus $1,261,000 in the same period in 2006.  Operating expenses for the year ending December 31, 2007 include a $1,050,000 gain on the sale of the TekPortal asset that was sold to Intuit in 2005.  This gain represents the amount released from escrow in February 2007, and is classified as a negative operating expense for accounting purposes.  Excluding the 2007 TekPortal gain, the Company’s operating expenses were $2,517,000 in 2007 versus $2,980,000 in 2006, a reduction of 16%.

Cash flow for the year ending December 31, 2007 was ($771,000) versus ($1,397,000) in the year ending 2006.

About Teknowledge

Teknowledge Corporation (Stock Symbol: TEKC.PK) provides advanced software and services to transform business data into value. Teknowledge sells the ActionWeb™ sense and respond system for proactive security to protect industrial infrastructure. The Company has extensive integration services experience, and is a prime contractor for R&D in Internet security, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an intellectual property portfolio that includes three current software patents.

More information about Teknowledge may be found at www.teknowledge.com.

NOTE: This 8-K report contains unaudited financial results that are subject to review and revision. This report may also contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations regarding the future demand for the company’s products and service,, as well as overall demand, market acceptance, and anticipated revenue and profitability from both current and planned products and services, including contract R&D, commercial products or services, and litigation and license opportunities related to the company’s IP. All forward-looking statements involve risk and uncertainties as outlined in detail in the Company’s prior reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in any forward-looking statements contained herein. Teknowledge continues to have cash shortages and there is uncertainty about its ability to survive. See the “Going Concern” statement in the 2006 10-K report.

TEKNOWLEDGE CORPORATION
Condensed Consolidated Balance Sheets

	(unaudited)
	December 31,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$ 386	$ 771,112
Receivables and unbilled charges	1,143,878	863,873
Other assets	75,500	137,001
Equipment and improvements, net	11,582	10,506
Total assets	$ 1,231,346	$ 1,782,492

Liabilities and stockholders' equity
Accounts payable	$ 276,343	$ 229,261
Accrued payroll & related liabilities	254,825	208,919
Current portion of note payable	378,500	-
Other accrued liabilities	2,258,286	2,345,518
Stockholders' equity	(1,936,608)	(1,001,206)
Total liabilities and stockholders' equity	$ 1,231,346	$ 1,782,492

TEKNOWLEDGE CORPORATION
Condensed Consolidated Income Statements

	Twelve Months Ended December 31,
	2007		2006
	(unaudited)
Revenues	$ 1,520,951		$ 2,930,261
Costs and expenses	2,562,691	[1]	4,240,676

Operating income (loss)	(1,041,740)	[1]	(1,310,415)
Nonoperating income (loss)	98,514		65,310

Income (loss) before tax	(943,226)		(1,245,105)
Provision for income tax	-		(48,208)
Net income (loss)	(943,226)		(1,196,897)

Diluted net income (loss) per share	(0.16)		(0.21)

Shares used in computing diluted net income (loss) per share	5,735,754		5,735,754

Notes
[1] Operating income and costs and expense for the year ending December 31, 2007 includes a $1,050,000 gain on the sale of the TekPortal asset that was sold to Intuit in 2005.  This gain represents the amount released from escrow in February 2007.  Excluding this gain, there would have been costs and expenses of $3,612,691 and an operating loss of $2,091,740, or $0.36 per diluted share, for the year ending December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: May 29, 2008	by: /s/ Michael D. Kaplan
Michael D. Kaplan, Vice President & Chief Financial Officer